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                                                                    Exhibit 99.1


FOR IMMEDIATE RELEASE

For Immediate Release
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For more information contact:
Joseph T. Ruble, Vice President & General Counsel
(303) 796-3955

                          CSG SYSTEMS, INC. AND AT&T
                       COMMENCE ARBITRATION PROCEEDINGS

Englewood, CO (September 28, 2000) - CSG Systems, Inc. today announced that it has received a Demand for Arbitration from AT&T relating to a Master Subscriber Management System Agreement the companies entered into in 1997.

The letter states that AT&T intends to arbitrate three claims. First, AT&T claims that CSG has failed to fulfill its obligations under the Master Agreement with respect to telephony software and services. Second, the letter asks for a declaratory judgment that the exclusivity clause of the Master Agreement does not apply to subscribers that were acquired by AT&T after execution of the agreement with CSG. Third, the letter claims that CSG has breached the Most Favored Nation clause of the agreement. The demand for arbitration does not make a claim for a specific amount of monetary damages, nor does it seek to terminate the Master Agreement.

"CSG believes that each of AT&T's claims is entirely without merit and CSG intends to defend itself vigorously in the arbitration," said Joseph Ruble, Vice President and General Counsel for CSG Systems, Inc. "We believe that AT&T filed the demand for arbitration only after CSG raised serious questions about AT&T's performance of its obligations under the agreement. It is regretful that AT&T chose to resolve its differences in this forum instead of in a more constructive fashion. As a result of this action, AT&T has only assured that it will receive a counterclaim from CSG for the damages CSG has incurred as a result of AT&T's refusal to live up to its obligations under the agreement."

Based in Denver, Colorado, CSG Systems International, Inc., is the parent company of CSG Systems, Inc., which provides customer care and billing solutions worldwide for the converging communications markets, including cable television, direct broadcast satellite, telephony, on-line services and others. The Company offers its clients a full range of processing services, software and support services that automate customer management functions, including billing, sales support and order processing, invoice calculation and production, management reporting and customer analysis for target marketing. CSG Systems, Inc. provides its services to over one-third of the households in the United States.